Exhibit 21.1

FORWARD AIR CORPORATION
SUBSIDIARIES

State of Incorporation
FAF, Inc.	Tennessee
Forward Air, Inc.	Tennessee
Central States Trucking Co.	Delaware
Central States Logistics, Inc.	Illinois
TQI Holdings, Inc.	Delaware

FORWARD AIR, INC.
SUBSIDIARIES

State of Incorporation
Forward Air Royalty, LLC	Delaware
Forward Air Technology and Logistics Services, Inc.	Tennessee
FACSBI, LLC	Delaware
Towne Holdings, LLC	Delaware
Synergy Cargo Logistics, Inc.	California
TAF, LLC	Indiana
Towne Air Freight, LLC	Indiana
Forward Air Services, LLC	Delaware

TQI HOLDINGS, INC.
SUBSIDIARIES

State of Incorporation
Forward Air Logistics Services, Inc.	Michigan
TQI, Inc.	Michigan